EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-19021) pertaining to the Orion Network Systems, Inc. Employee Stock Purchase Plan and the Orion Network Systems, Inc. 401 (k) Profit Sharing Plan of our report dated February 9, 1996, with respect to the consolidated financial statements of Orion Network Systems, Inc., a Delaware corporation that is now known as Orion Oldco Services, Inc. ("Orion Oldco"), included in Orion Oldco's Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.




                                       ERNST & YOUNG LLP


Washington, D.C.
March 24, 1997